CUSTODIAN SERVICES AGREEMENT


THIS AGREEMENT is made as of July 15, 2002 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and THE TURNER FUNDS, a Massachusetts business trust (the "Fund").

                                W I T N E S S E T H

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to nu furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.  AS USED IN THIS AGREEMENT:

         (a) "1933 ACT" means the Securities Act of 1933, as amended.

         (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (c) "AUTHORIZED PERSON" means any officer of the Fund and any other person authorized by the Fund to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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         (d) "BOOK-ENTRY SYSTEM" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

         (e) "CEA" means the Commodities Exchange Act, as amended.

         (f) "CHANGE OF CONTROL" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

         (g) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (h) "PFPC TRUST" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

         (i) "SEC" means the Securities and Exchange Commission.

         (j) "SECURITIES LAWS" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (k) "SHARES" mean the shares of beneficial interest of any series or class of the Fund.

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         (l) "PROPERTY" means:

                  (i) any and all securities and other investment items which the Fund may from time to time deposit, or
                        cause to be deposited,  with PFPC Trust or which   PFPC
                        Trust may from time to time hold for the Fund;

                  (ii) all income in respect of any of such securities or other investment items;

                  (iii) all  proceeds of the sale of any of such  securities  or investment  items;  and

                  (iv) all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

         (m) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by two Authorized Persons and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically or by hand, mail or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund, on behalf of each of its investment portfolios (each, a "Portfolio"), and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

         (a) at PFPC Trust's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC Trust or its affiliates to provide services;

         (b) a copy of the Fund's most recent effective registration statement;

         (c) a copy of each Portfolio's advisory agreements;

         (d) a copy of the distribution/underwriting agreement with respect to each class of Shares;

         (e) a copy of each Portfolio's administration agreement;

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         (f) copies of any distribution and/or shareholder  servicing plans and agreements made in respect of the Fund or a Portfolio; and

         (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

 4.      COMPLIANCE WITH LAWS.

PFPC Trust undertakes to comply with material applicable requirements of the Securities Laws and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way
                  inconsistent   with  the   provisions  of   organizational
                  documents of the Fund or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC Trust receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral

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                  Instructions  are given by PFPC  Trust or its  affiliates)  so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions
                  are   received.   The  fact  that  such   confirming   Written
                  Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions.

6.       RIGHT TO RECEIVE ADVICE.

         (a) ADVICE OF THE FUND. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) ADVICE OF COUNSEL. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own nu choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust).

         (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it nu receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel.

         (d) PROTECTION OF PFPC TRUST. PFPC Trust shall be indemnified by the Fund and without liability for any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust

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                  receives  from or on  behalf of the Fund or from  counsel  and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to
                  seek such  directions  or advice   or Oral  Instructions  or
                  Written  Instructions,  or (ii) to act in accordance with such
                  directions   or  advice  or  Oral   Instructions   or  Written
                  Instructions.

7. RECORDS; VISITS. The books and records pertaining to the Fund and any Portfolio, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other
         applicable  securities   laws,  rules and  regulations.  The Fund and
         Authorized  Persons  shall have  access to such books and  records at
         all  times  during  PFPC  Trust's  normal  business  hours.   Upon  the
         reasonable request of the  Fund, copies of any such books and records
         shall be  provided  by PFPC  Trust  to the Fund or to an   authorized
         representative of the Fund, at the Fund's expense.


8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product
         plans,  marketing  strategies,   finances,   operations,     customer
         relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust or their respective subsidiaries and affiliated companies; (b) any
         scientific or technical   information,  design,  process,  procedure,
         formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases,

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         inventions,   know-how, and trade secrets,  whether or not patentable
         or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such
         confidentiality    obligations  if it:  (a) is  already  known to the
         receiving  party  at the  time  it is  obtained;  (b) is or   becomes
         publicly  known or available  through no wrongful act of the  receiving
         party;  (c) is  rightfully   received  from a third party who, to the
         best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving
         party  will  provide  the  other  party  written   notice  of  such
         requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) has been or is independently developed or obtained by the receiving party; or (h) is required to be disclosed in connection with the provision of services under this Agreement.

9. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

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10.      PFPC SYSTEM.  PFPC Trust shall retain title to and ownership of any and all data bases, computer programs,  screen formats,  report formats,
         interactive  design  techniques,   derivative  works,  inventions,
         discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

11. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund, on behalf of each of the Portfolios, will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

13. INDEMNIFICATION. The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates,

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         including their respective  officers,  directors,  agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Fund. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC Trust's activities under this Agreement. The provisions of this Section 13 shall survive termination of this Agreement.

14.      RESPONSIBILITY OF PFPC TRUST.

         (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

         (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC Trust shall not be liable for losses, delays, failure,

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               errors,  interruption  or loss of data  occurring  directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates and (ii) PFPC Trust's cumulative
               liability   to  the  Fund   for  all   losses,   claims,   suits,
               controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC Trust for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

         (d) No party may assert a cause of action against PFPC Trust or any of its affiliates that allegedly occurred more than 12 months

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               immediately  prior to the filing of the suit (or, if  applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         (f) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 15(h)(ii)(B)(4) and
               Section 15(h)(iii)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

         (g) The provisions of this Section 14 shall survive termination of this Agreement.

15.      DESCRIPTION OF SERVICES.

         (a) DELIVERY OF THE PROPERTY. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for such property until actual receipt.

         (b) RECEIPT AND DISBURSEMENT OF MONEY. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts in the Fund's name using all cash received from or for the

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               account of the Fund,  subject to the terms of this Agreement.  In addition, upon Written Instructions, PFPC Trust shall open separate custodial accounts for each separate Portfolio of the Fund (collectively, the "Accounts") and shall hold in the Accounts all cash received from or for the Accounts of the Fund specifically designated to each separate Portfolio.

         PFPC Trust shall make cash payments from or for the Accounts of a Portfolio only for:

                  (i) purchases of securities in the name of a Portfolio, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

                  (ii)     purchase  or   redemption   of  Shares  of  the  Fund
                           delivered to PFPC Trust;

                  (iii) payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by Section 15(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory and management fees which are to be borne by a Portfolio;

                  (iv) payment to, subject to receipt of Written Instructions, the Fund's transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

                  (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

                  (vi) payments of the amounts of dividends received with respect to securities sold short;

                  (vii)    payments to PFPC Trust for its services hereunder;

                  (viii) payments to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

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                  (ix)     other payments, upon Written Instructions.

         PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

(c) RECEIPT OF SECURITIES; SUBCUSTODIANS.

                  (i) PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions of the Fund or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Board of Trustees, or any officer, employee or agent of the Fund withdraw any securities.

                           At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

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                           In addition,  PFPC Trust may enter into  arrangements
                           with   sub-custodians   with   respect  to   services
                           regarding foreign assets. Any such arrangement will be entered into with prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                           PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

(d) TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:


         (i) deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

         (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of a Portfolio as owner of any securities may be exercised;

         (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

         (iv) deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

         (v) deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

         (vi) make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

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         (vii) release securities  belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or
         hypothecated   therefor  and  upon  surrender  of  the  note  or  notes
         evidencing the loan;

         (viii) release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

         (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

         (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

         (xi) release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and

         (xii) release and deliver or exchange securities owned by the Fund for other purposes.

PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph d(xii).

(e) USE OF BOOK-ENTRY SYSTEM. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in Book-Entry Systems and other depositories all securities belonging to the Portfolios eligible for deposit therein and to utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the
Portfolios, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. PFPC Trust shall administer a Book-Entry System or other depository as follows:

                  (i) With respect to securities of each Portfolio which are maintained in a Book-Entry System or other depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities belonging to each Portfolio.

                  (ii) Assets of each Portfolio deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

               (f) REGISTRATION OF SECURITIES. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such securities held in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities held for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System, depository or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts.


               (g) VOTING AND OTHER ACTION. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund on behalf of a Portfolio, then Written Instructions or Oral
                         Instructions must designate the person who owns such securities. Notwithstanding anything in this Agreement to the contrary, with respect to securities that are out on loan the Fund acknowledges that PFPC Trust will not be able to facilitate the proxy voting process unless such securities are returned by the record date for the proxy.

               (h)       TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence
                         of  contrary  Written   Instructions,   PFPC  Trust  is
                         authorized to take the following actions:


                  (i)      COLLECTION OF INCOME AND OTHER PAYMENTS.

                           (A) collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise each Portfolio of such receipt and credit such income to each Portfolio's custodian account;

                           (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                           (C) receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio's securities as a result of a stock dividend, share
                                    split-up         or          reorganization,
                                    recapitalization,   readjustment   or  other
                                    rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

                           (D) present for payment and collect the amount payable upon all securities which may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

                           (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

                      (ii) MISCELLANEOUS TRANSACTIONS.

                           (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                           (1)      for   examination  by  a  broker  or  dealer
                                    selling for the account of a Portfolio in accordance with street delivery custom;

                           (2)      for the  exchange  of  interim  receipts  or
                                    temporary    securities    for    definitive
                                    securities; and

                                    (3)     for transfer of securities  into the
                                            name  of the  Fund  on  behalf  of a
                                            Portfolio   or  PFPC   Trust   or  a
                                            sub-custodian or a nominee of one of
                                            the  foregoing,  or for  exchange of
                                            securities for a different number of
                                            bonds,   certificates,    or   other
                                            evidence,   representing   the  same
                                            aggregate  face  amount or number of
                                            units   bearing  the  same  interest
                                            rate,   maturity   date   and   call
                                            provisions,  if any;  provided that,
                                            in any such case, the new securities
                                            are to be delivered to PFPC Trust.

                           (B) unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                           (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of each Portfolio;

                           (2)      collect    interest   and   cash   dividends
                                    received, with notice to the Fund, to the account of each Portfolio;

                                    (3)     hold   for  the   account   of  each
                                            Portfolio   all   stock   dividends,
                                            rights and similar securities issued
                                            with respect to any securities  held
                                            by PFPC Trust; and

                                    (4)     subject    to    receipt   of   such
                                            documentation   and  information  as
                                            PFPC Trust may  request,  execute as
                                            agent  on  behalf  of the  Fund  all
                                            necessary   ownership   certificates
                                            required by a national  governmental
                                            taxing  authority  or under the laws
                                            of any U.S.  state now or  hereafter
                                            in  effect,   inserting  the  Fund's
                                            name,  on behalf of a Portfolio,  on
                                            such certificate as the owner of the
                                            securities  covered thereby,  to the
                                            extent it may lawfully do so.

                    (iii)  OTHER MATTERS.

                           (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

                           (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld "at source" by any relevant law or practice.

         (i)      SEGREGATED ACCOUNTS.

                  (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

                           (A) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                           (B) upon receipt of Written Instructions, for other purposes.

                  (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

(j) PURCHASES OF SECURITIES. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the  issuer  and the title of the  securities, including CUSIP number if applicable;

                  (ii)     the  number  of  shares  or  the   principal   amount
                           purchased and accrued interest, if any;

                  (iii)    the date of purchase and settlement;

                  (iv)     the purchase price per unit;

                  (v)      the total amount payable upon such purchase;

                  (vi)     the Portfolio involved; and

                  (vii) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for a Portfolio (or otherwise in accordance with standard market practice) pay out of the moneys held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

         (k) SALES OF SECURITIES. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

                  (ii) the number of shares or principal amount sold, and accrued interest, if any;

                  (iii)    the date of trade and settlement;

                  (iv)     the sale price per unit;

                  (v)      the total amount payable to the Fund upon such sale;

                  (vi) the name of the broker through whom or the person to whom the sale was made;

                  (vii) the location to which the security must be delivered and delivery deadline, if any; and

                  (viii)   the Portfolio involved.

         PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions hereof, PFPC Trust may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

         (l) REPORTS; PROXY MATERIALS.

(i) PFPC Trust shall furnish to the Fund the following reports:

                           (A) such periodic and special reports as the Fund may reasonably request;

                           (B) a monthly statement summarizing all transactions and entries for the account of each Portfolio, listing each portfolio security belonging to each Portfolio (with the corresponding security identification number) held at the end of such month and stating the cash balance of each Portfolio at the end of such month;

                           (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

                           (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

         (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

          (m) CREDITING OF ACCOUNTS. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due,
                    (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. Nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. The Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC

                    Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

          (n) COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

          (o) TRANSACTIONS IN CONNECTION WITH SECURITY LOANS. Notwithstanding anything in this Agreement to the contrary,
                    (i) PFPC Trust shall not be considered to be the custodian of nor shall PFPC Trust have any liability or responsibility with respect to any securities lending collateral after completion of the release and delivery of such securities lending collateral in accordance with the terms of any agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties;
                    (ii) PFPC Trust is authorized to release and deliver assets pursuant to the terms of any agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties; (iii) unless otherwise specifically required in an agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties, deliveries and receipts of assets in connection with the Fund's securities lending arrangements may be made on a free delivery or free receipt basis; and (iv) unless otherwise specifically required in an agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties, release and delivery of assets in connection with the Fund's securities lending arrangements may be made upon request or instruction of the securities borrower and shall not require instruction or approval (including without limitation Oral or Written Instructions) from the Fund (for clarity, voluntary corporate action processing shall continue to require instructions from the Fund pursuant to the other provisions of this Agreement).

         (p) FOREIGN EXCHANGE. PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or PFPC Trust on sixty (60) days' prior written notice to the other party. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Portfolios to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (such expenses include, without limitation, expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor, and all trailing expenses incurred by PFPC Trust). PFPC Trust shall have a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

17. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund's adviser or sponsor, the Fund's ability to terminate the Agreement pursuant to
          Section 16 will be suspended from the time of such agreement until eighteen months after the Change of Control.

18. NOTICES. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, Pennsylvania 19153,
          Attention:  Sam Sparhawk;  (b) if to the Fund, at _______,  Attention:
          _______; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. DELEGATION; ASSIGNMENT. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Fund 30 days' prior written notice of such assignment or delegation.

21.      COUNTERPARTS.   This   Agreement   may  be  executed  in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.      MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (c) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.

         (d) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (e) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (h)      FACSIMILE SIGNATURES.  The facsimile signature of any party to
                  this  Agreement   shall   constitute  the  valid  and  binding
                  execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC TRUST COMPANY

                        By: /s/ Edward A. Smith III


                        Title: Vice President



                        THE TURNER FUNDS


                        By: /s/ Brian M. Ferko

                        Title: Vice President

                               ____________, 2002


THE TURNER FUNDS
ALPHA SELECT TRUST
WESTLAKES INSTITUTIONAL PORTFOLIOS

         RE:  CUSTODIAN SERVICES FEES

Dear Sir/Madam:

         This letter constitutes the agreement with respect to compensation to be paid to PFPC Trust Company ("PFPC Trust") under the terms of (i) a Custodian Services Agreement dated July 15, 2002 (as amended from time to time) between PFPC Trust and The Turner Funds, (ii) a Custodian Services Agreement dated _______, 2002 (as amended from time to time) between PFPC Trust and Alpha Select Trust and (iii) a Custodian Services Agreement dated July 10, 2002 (as amended from time to time) between PFPC Trust and Westlakes Institutional
Portfolios (The Turner Funds, Alpha Select Trust and Westlakes Institutional Portfolios are together referred to as the "Funds") for services provided on behalf of each of the Funds' portfolios as listed on Exhibit A hereto (the "Portfolios"). Pursuant to Paragraph 12 of the respective Custodian Services Agreements with the Funds, and in consideration of the services to be provided to each of the Funds' Portfolios, the Funds will pay PFPC Trust certain fees and compensate PFPC Trust for its out-of-pocket and other charges as follows:

ASSET BASED FEES:

         The following fee will be calculated daily based upon the Portfolios' total aggregate gross assets and payable monthly, in the following amounts, such fee to be allocated based on the average gross asset value of each Portfolio:

         .007% of the Portfolios' first $5 billion of aggregate gross assets; and .006% of the Portfolios' aggregate gross assets over $5 billion.

TRANSACTION CHARGES:

         A transaction includes buys, sells, calls, puts, maturities, free deliveries, free receipts, exercised or expired options, opened or closed short sales and the movement for each piece of underlying collateral for a repurchase agreement, etc.

         DTC/Fed book entry                 $ 8.50
         Paydowns                           $ 4.00
         Physical certificate               $20.00
         Options contract                   $30.00

         Futures margin variation           $10.00
         Short sale                         $15.00
         Trade revision/cancellation*       $ 3.50

         *Trade revisions represent those trades manually reversed as a result of incorrect trade information from the investment advisor.

MINIMUM MONTHLY FEES:

         The aggregate minimum monthly fee will be $9,583 for the Funds' Portfolios, excluding transaction charges and out-of-pocket and other charges. Such minimum monthly fee will be allocated based on the average gross asset value of each Portfolio.

OUT-OF-POCKET AND OTHER CHARGES:

         PFPC Trust's out-of-pocket and other charges, include, but are not limited to, global sub-custody charges, data warehouse access fees, federal express delivery, data transmissions, deconversion amounts, check processing fees, $1 per month holdings charge per security, segregated accounts and federal reserve wire fees.

MISCELLANEOUS:

         With respect to any daily net overdrawn cash balances for a Portfolio, a monthly charge shall be payable by the Portfolio based on 125% of the average federal funds rate for that month.

         PFPC Trust will, consistent with applicable law, sweep any net excess cash balances of a Portfolio daily into an investment vehicle or other instrument designated in writing by the applicable Fund (from which PFPC Trust may receive compensation), so long as the vehicle or instrument is acceptable to PFPC Trust. PFPC Trust will credit the Portfolio with such sweep earnings on a monthly basis (less .25% of assets swept).

         PFPC Trust shall be entitled to deduct its fees and charges from the applicable Portfolio's account monthly when due, provided that PFPC Trust shall promptly account for such fees and charges to the applicable Fund. Adjustments to such fees and charges (if any) will be made in the next monthly payment period.

         The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                                     Very truly yours,

                                                     PFPC TRUST COMPANY

                                                     By:___________________

                                                     Name:_________________

                                                     Title:___________________

Agreed and Accepted:

THE TURNER FUNDS

By:      ___________________

Name:    ___________________

Title:    ___________________

ALPHA SELECT TRUST

By:      ___________________

Name:    ___________________

Title:   ___________________


WESTLAKES INSTITUTIONAL PORTFOLIOS

By:      ___________________

Name:    ___________________

Title:   ___________________

                                AMENDED EXHIBIT A


                  This Amended Exhibit A dated as of January 2, 2003 is Exhibit A to the Custodian Services Fee letter dated July 15, 2002 by and among PFPC Trust Company, The Turner Funds, Alpha Select Trust and Westlakes Institutional Portfolios.


List of Portfolios

                             Financial Services Fund

                         Healthcare & Biotechnology Fund

                         Total Return Fixed Income Fund

                              Micro Cap Growth Fund

                               Mid Cap Growth Fund

                               New Enterprise Fund

                        Short Duration Fixed Income Fund

                       Large Cap Growth Opportunities Fund

                              Small Cap Equity Fund

                              Small Cap Growth Fund

                          Small Cap Value Opportunities


TAX MANAGED US EQUITY FUND

                            Concentrated Growth Fund

                                 Technology Fund

                               Small Cap - Clover

                                Mid Cap - Clover

                               Large Cap - Clover

                             Core Fixed Income Fund

                                  Alpha Select

                         Ultra Short Duration Fixed Fund

                        Disciplined Large Cap Growth Fund

                      Turner High Yield Fund (Turner Fund)

                   Turner Strategic Value and High Income Fund


                        HIGH YIELD FIXED INCOME PORTFOLIO
                       High Quality Fixed Income Portfolio

                           BBB Fixed Income Portfolio

                           Core Fixed Income Portfolio

                            Small Cap Core Portfolio

                             Mid Cap Core Portfolio







THE TURNER FUNDS                                PFPC TRUST COMPANY

By:      __________________                     By:      _________________

Title:   __________________                     Title:   _________________


WESTLAKES INSTITUTIONAL PORTFOLIOS

By:      ___________________

Title:   ___________________


ALPHA SELECT TRUST

By:      ___________________

Title:   ___________________

                                    AMENDMENT

This Amendment amends the terms of the Custodian Services Agreement (the "Agreement") dated as of July 15, 2002 between The Turner Funds (the "Fund") and PFPC Trust Company ("PFPC Trust"). The date of this Amendment is as of December 2, 2002.

                                   Background:

The Fund and PFPC Trust wish to amend the Agreement in connection with the Fund's securities lending arrangements.

                                     Terms:

In consideration of the terms set forth in this Amendment and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound hereby, the parties hereto hereby agree as follows:

(1) The third sentence of Section 15(a) of the Agreement (i.e., the sentence beginning with the words "For clarification") is hereby deleted.
(2) Section 15(o) of the Agreement shall be amended and restated in its entirety as follows:

         (o) TRANSACTIONS IN CONNECTION WITH SECURITY LOANS. Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC Trust shall not be considered to be the custodian of nor shall PFPC Trust have any liability or responsibility with respect to any securities lending collateral after completion of the release and delivery of such securities lending collateral in accordance with the terms of any agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties; (ii) PFPC Trust is authorized to release and deliver assets pursuant to the terms of any agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties;
                  (iii) unless otherwise specifically required in an agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties, deliveries and receipts of assets in connection with the Fund's securities lending arrangements may be made on a free delivery or free receipt basis; and (iv) unless otherwise specifically required in an agreement relating to the Fund's securities lending arrangements to which the Fund and PFPC Trust are parties, release and delivery of assets in connection with the Fund's securities lending arrangements may be made upon request or instruction of the securities borrower and shall not require instruction or approval (including without limitation Oral or Written Instructions) from the Fund (for clarity, voluntary corporate action processing shall continue to require instructions from the Fund pursuant to the other provisions of this Agreement).
         (3) Capitalized terms used by not defined herein will have the meaning set forth in the Agreement.

         (4) Except as specifically amended in this Amendment, the Agreement will continue in full force and effect and be binding upon the parties hereto, and the Agreement is hereby ratified and confirmed as amended and supplemented hereby,

         (5) This Amendment may be executed in counterparts, each of which when executed and delivered will be an original but all of which will together constitute one and the same agreement. A facsimile signature will be binding upon the party executing the Amendment.

PFPC TRUST COMPANY


By:      ____________________
Title:   ____________________

THE TURNER FUNDS


By:      ____________________